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                                                                  Exhibit 10.41

                    SEPARATION AGREEMENT AND GENERAL RELEASE

         This Separation Agreement and General Release (this "Agreement") is between Peter Dameris ("Employee") and Quanta Services, Inc. (the "Company").

         WHEREAS, Employee served as Chief Operating Officer of the Company under the terms of an Employment Agreement dated March 12, 2001;

         WHEREAS, Employee resigned from the Company effective October 31, 2002;

         WHEREAS, Employee and the Company have a bona fide dispute as to the amount of money, if any, due to Employee under the terms of the Employment Agreement dated March 12, 2001 and the Employment Agreement dated March 13, 2002 (collectively referred to as "the Employment Agreement");

         WHEREAS, Employee and the Company desire to resolve their dispute and avoid the costs of arbitration.

         NOW, THEREFORE, the parties do hereby agree as follows:

         1. Separation of Employment. Employee's resignation is effective October 31, 2002 (the "Separation Date").

         2. Consideration. The Company shall pay Employee, subject to the provisions hereof, a lump sum payment in the amount of $793,534.45 without any withholdings (the "Separation Payment"). Employee agrees to indemnify the Company in the event that the Company is assessed any taxes, penalties, or interest because Employee fails to pay taxes due on the Separation Payment or because Employee requested that the Company not withhold taxes from the Separation Payment. The Separation Payment will be paid no later than eight days after Employee signs this Agreement. Employee acknowledges that the Separation Payment represents a compromise of a bona fide dispute and that the Separation Payment and mutual releases are, independent of each other, valuable consideration for the mutual release provided in Section 3 and the confidentiality provision set forth in Section 4.

         3. Mutual Releases. In consideration of receipt by Employee of the Separation Payment and these mutual releases, the parties hereto, on behalf of their respective heirs, executors, successors, administrators and assigns, do hereby release, acquit and forever discharge each other, as well as the Company's direct and indirect subsidiaries and affiliated companies, and former subsidiaries and their respective present and former directors, officers, affiliates, agents, representatives, employees, successors, and assigns (collectively referred to herein along with the Company as the "Releases") from any and all liabilities, damages, causes of action and claims of any nature, kind or description whatsoever, whether accrued or to accrue, known or unknown, which Employee or Releases ever had, now have or hereafter may have against each other

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through the date of this Agreement arising out of any act, omission, transaction, occurrence or claim, including, but not limited to, Employee's employment with the Company, the terms of the Employment Agreement, his position as an officer of the Company, or the termination thereof, which may be the basis of any employment discrimination complaint, charge, or proceeding in any federal, state or local court or administrative proceeding of any kind, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964 (and all of its amendments); The American With Disabilities Act, as amended; the Age Discrimination in Employment Act; the Texas Commission on Human Rights Act, or any federal or state statute or regulation or independent tort claim, or claim for breach of contract, fraud, promissory estoppel or any other common law claim. Nothing herein shall release the Company from its obligation under Section 10 of the Employment Agreement dated March 12, 2001 to indemnify Employee in the event a claim is made in his former capacity as an officer or director of Releases. Employee acknowledges that his post-employment obligations to the Company under the Employment Agreement dated March 12, 2001, specifically limited to the confidentiality provision (Section 9), shall continue in full force until they expire by their terms and that this mutual release shall not extinguish the Company's right to enforce its rights under that provision.

         4. Confidentiality of the Agreement. Employee and the Company (including all of its directors and officers) acknowledge, represent, and agree that each will keep the fact of this Agreement and all of its terms completely confidential and that neither party will disclose any information concerning this Agreement to any person, including, but not limited to, any past, present, or prospective employees of the Company, except the parties may disclose and provide a copy of the Agreement to any of their respective directors, officers, attorneys and accountants, and, in the case of Employee, to his immediate family.

         5. No Admission of Liability. This Agreement shall not be construed in any way as an admission by the Company or Employee of any unlawful act whatsoever against the other.

         6. Return of Company Property. Employee acknowledges that he has returned or will return within seven (7) days all of the Company's property in his possession, including his computer and all data and information contained within it or taken from it.

         7. Return of Stock Certificates and Stock Option Vesting. Employee shall return to the Company all restricted stock certificates identified as certificate nos. PWR2677 (9,087 shares), PWR2678 (18,175 shares), PWR2679 (18,175 shares), PWR2680 (9,087 shares), and PWR2681 (9,090 shares). Employee waives any right to ownership or interest in these stock certificates. The Company will take all action necessary to deem as vested 35,719.18 stock options at $27.51/share, representing Employee's pro-rata vesting under the Employment Agreement of nonqualified stock options from his sign-on grant of 175,000 stock options. The Company will take all action necessary to deem as vested 10,205.48 stock options at $12.38/share, representing

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Employee's pro-rata vesting under the Employment Agreement of nonqualified stock options from his re-load grant. Employee will remain eligible to exercise all vested stock options until 90 days after February 5, 2004.

         8. 401K Contribution. The Company agrees to make the maximum applicable 401K contribution for Employee for the year ending 2002, to be paid at the time the Company makes such contributions for its executives.

         9. References. John Colson ("Colson") shall provide Employee with a positive letter of reference, the content and language of which will be agreed upon by the parties. A copy of the reference letter is attached as Exhibit A. Any requests for references about Employee will be directed to Colson, who will provide the agreed upon written reference letter and/or an oral reference consistent with the content and language in the agreed written reference letter. The Company will issue a press release that the parties represent has been approved by Colson and Employee, a copy of which is attached as Exhibit B. The Company will distribute to its employees and subsidiaries a memorandum prepared by Employee and approved by Colson, a copy of which is attached as Exhibit C.

         10. Mutual Non-Disparagement. Neither party (including but not limited to the Company's directors) will make any comment or statement, whether oral or written, that disparages the other in any respect, except to the extent a party or party's director, officer, or employee is required to answer questions under subpoena which elicit testimony that may be considered disparaging.

         11. Governing Law. This Separation Agreement and General Release is made and entered into in the State of Texas and shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. The parties further agree that there will be no presumption that any ambiguity in the Agreement shall be construed against the drafter of the Agreement.

         12.      Arbitration.
                  -----------

                  a. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect. The arbitration shall be conducted by a retired judge employed by the Dallas, Texas office of JAMS, LLC ("JAMS"). The arbitration shall be held in Houston, Texas.

                  b. The parties shall obtain from JAMS a list of the retired judges available to conduct the arbitration. The parties shall use their reasonable efforts to agree upon a judge to conduct the arbitration. If

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                           the parties cannot agree upon a judge to conduct the
                           arbitration within ten (10) days after receipt of the list of available judges, the parties shall ask JAMS to provide the parties a list of three (3) available judges (the "Judge List"). Within five (5) days after receipt of the Judge List, each party shall strike one (1) of the names of the available judges from the Judge List and return a copy of such list to JAMS and the other party. If two different judges are stricken from the Judge List, the remaining judge shall conduct the arbitration. If only one judge is stricken from the Judge List, JAMS shall select a judge from the remaining two judges on the Judge List to conduct the arbitration.

                  c. The arbitrator shall not have the authority to add, to detract from, or modify any provision hereof. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         13. Entirety of Agreement. This Agreement sets forth the entire Agreement between the parties hereto, and fully supersedes any and all prior arrangements or understanding between the parties hereto pertaining to the subject matter hereof, except to the extent set forth in Section 3 above.

         14. Time Period for Enforceability/Revocation of Agreement. Payment of the above-described Separation Payment is contingent upon the Employee executing and returning this Agreement to the Company and complying with Paragraph 6 of this Agreement. Employee may take up to twenty-one (21) days to consider this Agreement prior to executing it. Employee may sign this Agreement at any time during this twenty-one (21) day period. Any changes made to this Agreement after presentation to Employee will not re-start the running of the twenty-one (21) day period. Furthermore, Employee has a seven (7) day period after executing this Agreement during which time Employee may revoke Employee's consent to the Agreement by giving written notification of the decision to revoke to the Company. This Agreement will not become effective or enforceable until such revocation period has expired.

         15. Representations. The Company represents that Employee had no involvement in recent amendments to the Stock Option Plan or the Company's acquisition of Network Electric. The Company further represents that Employee made no representations to First Reserve Corporation in connection with its investment in the Company.

         16. Attorney's Fees. The Company agrees to pay Employee's legal counsel, Dennis Herlong, the total amount of $6,500, within 30 days of Herlong's invoice to Employee for his legal services rendered in connection with the negotiation of this Agreement.

         17. Acknowledgments. Employee represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or

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statement made by the Company, or its officers, directors, agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise. Employee further represents that he has retained counsel of his own selection and has been advised by his counsel of the legal effect of this Agreement. Employee also warrants that he has read the foregoing Agreement and understands it.

         PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS ARISING PRIOR TO ITS EXECUTION.



QUANTA SERVICES, INC.                            EMPLOYEE


By: /s/ JOHN COLSON                          By: /s/ PETER DAMERIS
   ------------------------------               ----------------------------
John Colson                                      Peter Dameris
Chairman, C.E.O., and President
Date:  October 24, 2002                      Date:  October 24, 2002
     ----------------------------                  -------------------------

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